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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 20)*


                             PITT-DES MOINES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  724508-106
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO.  724508-106            SCHEDULE 13G              PAGE 2 OF 4


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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             W. R. Jackson
             ###-##-####
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
             United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                                418,684
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   245,537
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                418,684
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                245,537
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                664,221
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                9.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                                IN
------------------------------------------------------------------------------





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CUSIP NO.  724508-106            SCHEDULE 13G              PAGE 3 OF 4


Item 1.

     (a) Name of Issuer:           PITT-DES MOINES, INC.

     (b) Address of Issuer's Principal Executive Offices:

                                   1450 Lake Robbins Drive, #400
                                   The Woodlands, TX 77380
Item 2.

     (a) Name of Person Filing:    W. R. Jackson

     (b) Address of Principal Business Office or, if none, Residence:

                                   3400 Grand Avenue
                                   Pittsburgh, PA 15225

     (c) Citizenship:              United States

     (d) Title of Class of Securities:  Common Stock, No Par Value

     (e) CUSIP Number:             724508-106

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act.

     (b) [_]  Bank as defined in section 3(a)(6) of the Act.

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act.

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) [_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see 240.13d-1(b)(1)(ii)(F).

     (g) [_] Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G); (Note: See Item 7)

     (h) [_]  Group, in accordance with 240.13d-1(b)(1)(ii)(H).


Item 4. Ownership.

     (a)  Amount beneficially owned:                          664,221

     (b)  Percent of class:                                   9.0%


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:     418,684

          (ii)  Shared power to vote or to direct the vote:   245,537

          (iii) Sole power to dispose or to direct the
                disposition of shares:                        418,684

          (iv)  Shared power to dispose or to direct the
                disposition of shares:                        245,537

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

                      N/A

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CUSIP NO.  724508-106            SCHEDULE 13G              PAGE 4 OF 4


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Other persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities referred to in this schedule but no such interest related to more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      N/A

Item 8.  Identification and Classification of Members of the Group.

                      N/A

Item 9.  Notice of Dissolution of a Group

                      N/A

Item 10. Certification

                      N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        January 18, 2000
                                              ----------------------------------
                                                            Date

                                                        /s/ W.R. Jackson
                                              ----------------------------------
                                                          Signature

                                                        W. R. Jackson
                                                        Chairman Emeritus
                                              ----------------------------------
                                                          Name/Title